SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM N-8A


NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:


                       Name: TD WATERHOUSE FAMILY OF FUNDS

                      Address of Principal Business Office
                     (No. & Street, City, State, Zip Code):

                          c/o TD Asset Management Inc.
                      P.O. Box 100, Toronto-Dominion Centre
                       26th Floor, Toronto Dominion Tower
                               55 King Street West
                        Toronto, Ontario, Canada M5K 1A2
                        Telephone Number: (416) 982-6039

                    (Name and Address of Agent for Service):

                            Hilari D'Aguiar, Trustee
                          TD Waterhouse Family of Funds
                          c/o TD Asset Management Inc.
                      P.O. Box 100, Toronto-Dominion Centre
                       26th Floor, Toronto Dominion Tower
                               55 King Street West
                        Toronto, Ontario, Canada M5K 1A2

                                   Copies to:

                             Joseph R. Fleming, Esq.
                             Dechert Price & Rhoads
                    Ten Post Office Square South - Suite 1230
                                Boston, MA 02109

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: Yes /X/ No / /

                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston and The Commonwealth of Massachusetts, on the 13th day of August, 1999.

                                      TD WATERHOUSE FAMILY OF FUNDS



                                      By:      Hilari D'Aguiar*, Trustee

By:           JOHN V. O'HANLON
              John V. O'Hanlon, Attorney-in-Fact

Attest:       THOMAS A. GORMLEY III
              Thomas A. Gormley III
              Dechert Price & Rhoads


* Executed pursuant to powers of attorney filed with Registrant's initial registration statement on Form N-1A.